Exhibit 1

UNITED STATES DISTRICT COURT

SOUTHERN DISTRICT OF NEW YORK

DEBORAH DONOGHUE,
Plaintiff,
- against -
MORGAN STANLEY HIGH YIELD FUND, INC., Now Known As INVESCO HIGH YIELD INVESTMENTS FUND, INC.,
Nominal Defendant,
BULLDOG INVESTORS GENERAL PARTNERSHIP and PHILLIP GOLDSTEIN,
Defendants.
10 Civil 3131 (DCL)

NOTICE OF PENDENCY OF DERIVATIVE ACTION AND

OF HEARING ON PROPOSED SETTLEMENT

TO:	ALL PERSONS WHO OWN SHARES OF MORGAN STANLEY HIGH YIELD FUND, INC., Now Known As INVESCO HIGH YIELD INVESTMENTS FUND, INC. (“INVESCO HIGH YIELD”)

PLEASE READ THIS NOTICE CAREFULLY AND IN ITS ENTIRETY.
THE RIGHTS OF INVESCO HIGH YIELD AND ITS SHAREHOLDERS WILL BE
AFFECTED BY PROCEEDINGS IN THIS ACTION.

This Notice is given pursuant to an Order of the United States District Court for the Southern District of New York (the “Court”). The purpose of this Notice is to advise of a proposed settlement (the “Settlement”) involving Bulldog Investors General Partnership (“Bulldog”) and Phillip Goldstein (“Goldstein”) (the “Defendants”) in the above-captioned action (the “Action”). A hearing will be held before United States District Court Judge Denise Cote (the “Settlement Fairness Hearing”) to determine whether the Settlement is fair, reasonable and adequate. The Settlement provides for a payment by Bulldog of $85,491 (the “Settlement Payment”) to be made to Invesco High Yield.

THE ACTION

Nature of the Claims and Defenses

This is a shareholder action brought pursuant to the so-called “short-swing” profit recapture provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, 15 U.S.C. 78p(b) (the “Act”). Any beneficial owner of more that 10% of a class of equity security of a company registered under Section 12 of the Act, 15 U.S.C. 781, must pay over to its issuer any profit realized by it through purchases and sales of that issuer’s equity securities within periods of less than six months.

The only remaining defense advanced by the Defendants has been a constitutional challenge to the standing of the plaintiff under Article III of the United States Constitution asserting that plaintiff has suffered no injury in fact. The district court has ruled this defense to be lacking in merit. The Defendants intend to appeal following the entry of judgment against Bulldog. The plaintiff has agreed to dismiss her claims against Goldstein in exchange for a judgment in the amount of the total damages that the plaintiff calculates that Bulldog owes for its asserted violation of Section 16(b).

Prior Proceedings In The Action

This proposed Settlement comes after the filing of a Complaint and Answer, the bringing of a Motion to Dismiss (which was denied), the conduct of documentary discovery and the service of a Request for Admissions.

The Terms Of Settlement

Pursuant to the Settlement, Bulldog has agreed to pay to Invesco High Yield the sum of $85,491, and the plaintiff has agreed to dismiss her claims against Goldstein. It is contemplated that Bulldog will appeal the Court’s denial of its Motion To Dismiss on constitutional grounds. The application of plaintiffs counsel for legal fees and reimbursement of disbursements will be deferred until after the United States Court of Appeals for the Second Circuit files its decision of the appeal that Bulldog intends to file in the event this settlement is approved by the Court.

Because the Action pursuant to Section 16(b) of the Act was brought derivatively on behalf of Invesco High Yield, the Settlement Payment will be paid to Invesco High Yield, net of any eventual award by the Court of an attorney’s fee and reimbursement of expenses to plaintiffs counsel. There will be no distribution to shareholders.

If the Settlement is approved by the Court, all claims which were asserted against the Defendants in the Action will be concluded on the merits and with prejudice. If the Court does not approve this Settlement, then plaintiff will have the right to proceed with the Action.

NOTICE OF SETTLEMENT HEARING

The Court has ordered that a Settlement Fairness Hearing be held in Courtroom 11B at 12 p.m., on February 25, 2011 (or at such other time and place as the Court hereafter may set, without further notice other than announcement thereof in open court at the above time and place) concerning the fairness, reasonableness and adequacy to Invesco High Yield of the Settlement.

If you are an Invesco High Yield shareholder as of the date hereof you may appear personally or by counsel and be heard at the Settlement Hearing.  You may only be heard on or contest the approval of the Settlement if on or before February 11, 2011, you mail a notice to plaintiff’s counsel and to the clerk of the court of your intention to appear: (i) setting forth the dates you purchased and the number of shares of Invesco High Yield common stock that you own as of the date of your notice; and (ii) stating your objections or support or comments to the following:

David Lopez, Esq. 171 Edge of Woods Road, P.O. Box 323 Southampton, New York 11968 Attorney for Plaintiff	Clerk, U.S. District Court Southern District of New York 500 Pearl Street New York, New York 10007

You may also inspect the pleadings and the plaintiff’s submission on the Settlement motion on the internet at:

davidlopezesqcasedocuments.com

For further information regarding this Notice, the Action or the proposed Settlement, Invesco High Yield shareholders can contact plaintiff’s counsel:

David Lopez, Esq.
171 Edge of Woods Road, P.O. Box 323
Southampton, New York  11968
631.287.5520
DavidLopezEsq@aol.com

PLEASE DO NOT CALL OR WRITE THE COURT OR THE CLERK’S OFFICE
OTHER THAN TO FILE NOTICES OF YOUR INTENTION TO SUPPORT
OR OPPOSE THE SETTLEMENT.

Dated: New York, New York

December 30, 2010

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